Page 22 of 23 Pages


                                   EXHIBIT 15

                                    AGREEMENT



         This Agreement is made as of March 31, 2002, by and among ComSor Venture Fund LDC, a limited duration company having its principal executive offices at 170 Crossways Park Drive, Woodbury, N.Y. 11797 ("ComSor"); Zvi Alexander and Rachel Alexander; On Lake Investments LLC, a Delaware corporation having its principal executive offices at P.O. Box 1335, N. Hampton, New Hampshire, Eli Fruchter; Eli Harry; Hanina Brandes, and LanOptics Ltd., an Israeli company (the "Company") having its principal executive offices at LanOptics Building, Ramat Gabriel Industrial Park, Migdal Ha-Emek 10551, Israel.


WHEREAS the parties to this Agreement executed a Voting Agreement, dated May 16 1999 (the "Voting Agreement");

WHEREAS the parties wish to terminate the Voting Agreement ;


NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:


1.       The Preamble constitutes an integral part of this Agreement.

2. The parties to this Agreement, who are all the parties to the Voting Agreement hereby terminate the Voting Agreement by unanimous consent. As of the date of this Agreement, the Voting Agreement and all the terms thereof shall have no effect and shall not bind the parties in any manner.

3. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under this Agreement shall be resolved exclusively in the competent court for Tel-Aviv, Israel. Each of the parties hereby submits irrevocably to the jurisdiction of such court and agrees not to assert any objection to the jurisdiction or convenience thereof.

4. This Agreement constitutes the entire agreement among the parties with regard to the subject matter hereof.

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                                                             Page 23 of 23 Pages



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ComSor Venture Fund LDC

By:     /s/ Yaacov Koren
        ----------------
Name:   Yaacov Koren
Title:  Authorized Signatory


Zvi Alexander
Rachel Alexander, joint tenants

/s/ Zvi Alexander
-----------------

/s/ Rachel Alexander
--------------------


On Lake Investments LLC

By:     /s/ Narotam S. Grewal
        ---------------------
Name:   Narotam S. Grewal
Title:  Manager


Eli Fruchter

/s/ Eli Fruchter
----------------


Eli Harry

/s/ Eli Harry
-------------


Hanina Brandes

/s/ Hanina Brandes
------------------


LanOptics Ltd.

By:     /s/ Eli Fruchter
        ----------------
Name:   Eli Fruchter
Title:  Director